Exhibit 10.1

June 9, 2026

Swen Neufeldt
c/o Hormel Foods Corporation
1 Hormel Place
Austin, Minnesota 55912

    Re: International Assignment to Singapore

Dear Swen:

I am pleased to confirm your international assignment (your “Assignment”) from the United States (the “Home Country”) to Singapore (the “Host Country”). This letter outlines the terms and conditions of your employment during your Assignment. Except for the terms within this letter (this “Assignment Letter”), the terms and conditions of your employment with Hormel Foods Corporation (the “Company”) will continue throughout the period of your Assignment.

1.ASSIGNMENT

1.1Job Title

Your job title will continue to be Group Vice President, Hormel Foods International during the period of your Assignment to Hormel Foods Asia Pacific Pte. Ltd. (“Hormel Singapore”). Your reporting relationship within the Company will remain unchanged as of the Start Date (as defined below), but may be subject to change by the Company during the period of your Assignment. You will continue to perform services for the Company, in addition to any services that may be required in your capacity as a secondee of Hormel Singapore during the period of your Assignment.

1.2Start Date

The effective date of your Assignment will be the later of: (i) July 27, 2026, or (ii) the date your work pass for Singapore is issued (the “Start Date”).

1.3Duration

The Assignment is expected to last for an indefinite period beginning on the Start Date. The duration of the Assignment may be subject to change by the Company, in its discretion, due to a number of factors including, but not limited to, a change in the Company's operations, the availability of another opportunity elsewhere in the Company, and your performance in this Assignment. The completion of this Assignment will be discussed with you prior to the end of the Assignment.

1.4Place of Work

Your regular place of work will be Hormel Singapore’s offices in Singapore, but you may be required to work away from this location, including overseas, from time to time.

2.COMPENSATION

2.1    Salary

Your salary will continue to be paid at the rate of $526,400 USD per annum (less applicable deductions and withholdings), payable in accordance with the Company’s regular payroll practices to your designated bank account in the United States. This salary shall remain in effect until future notice from the Company.

Please be aware that the Company reserves the right to change the administration of these salary arrangements, including to make or to arrange for Hormel Singapore to make payment to you directly in Singapore and to require you to establish a bank account in Singapore for this purpose. You will be notified in writing (including by email) of any such changes.

2.2    Annual Incentive Compensation

Your annual cash incentive, if any, will be provided through, and subject to the terms and conditions of, the same annual cash incentive plan providing annual cash incentives to other members of the Company’s senior management. Your target annual cash incentive through the end of the Company’s 2026 fiscal year (i.e., October 25, 2026) will be $280,000 USD (less applicable deductions and withholdings), which may be earned between 0% and 200% of the target value.

2.3    Long-Term Cash and Equity Compensation

You will continue to be eligible to participate in the Company’s long-term equity and incentive compensation program (the “Company Incentive Program”). Future Company Incentive Program awards, if any, will be in an amount determined by the Compensation Committee of the Board of Directors of the Company, and may be granted in the form of cash or stock-based awards or a combination thereof.

3.BENEFITS

3.1    Social Security

Where possible, the Company will retain you in the U.S. social security system. Your contributions will be deducted from your salary.

If at any time you become a Singapore permanent resident, you are required to participate in and will be responsible for the mandatory employee contributions to the Central Provident Fund in Singapore. The Company will pay the mandatory employer contributions in Singapore, as required under Singapore law.

Please note that you will be responsible for any tax which may arise on the Company’s contributions into either system.

3.2    Retirement, Pension, Deferred Compensation, and Other Plans

During your Assignment, you will continue to be eligible to participate in the same retirement, pension, deferred compensation, and executive severance plans of the Company that are available, from time to time, to other members of the Company’s senior management based in the U.S., subject to the terms and conditions of the applicable plans. As of the Start Date, those plans include: the Tax Deferred Investment Plan A – 401(k), the Hormel Foods Corporation Pension Plan, the Executive Deferred

Income Plan, the Supplemental Executive Retirement Plan, the Survivor Income Plan for Executives, and the Hormel Foods Corporation Executive Severance Plan. Although the Company expects to continue these plans, the Company retains its right to amend or terminate its benefit plans from time to time in accordance with the plan terms and applicable law.

3.3    Paid Time Off and Other Leave

During your Assignment, you will continue to be eligible for Paid Time Off (“PTO”) under the Company’s U.S. policy, as may be in effect from time to time. You will also be entitled to Singapore gazetted public holidays or days off in lieu thereof, but your total number of holidays shall not exceed the higher of the number of holidays provided under the Company’s U.S. policy and the number of Singapore public holidays.

You will also be eligible for one home leave (earned PTO taken in the Home Country) during each 12-month period while you are on Assignment. Home leave should not occur until you have been on Assignment for six months and should not be taken within six months of any planned repatriation. The terms of each home leave will be agreed between you and the Company, and the Company will reimburse transportation expenses for you and your spouse living in the Host Country with you, in accordance with the Company’s Expat Policy (as defined below). Please consult a Company HR representative for more information on the Company’s home leave policies and procedures.

3.4    Healthcare

You and your spouse living in the Host Country with you will be enrolled in the Company’s chosen international medical insurance scheme for the duration of your Assignment. For full details, please consult your Company HR representative during your pre-Assignment briefing.

4.EXPATRIATE AND RELOCATION BENEFITS

4.1    Expatriate Benefits and Relocation Support

In connection with your Assignment, you will receive the expatriate allowances and benefits set forth on Exhibit A hereto (the “Expatriate Benefits”), which will be provided generally in accordance with the terms and conditions of the Company’s generally applicable expatriate policies and procedures as in effect from time to time (the “Company’s Expat Policy”). The Expatriate Benefits as outlined in this Assignment Letter will be in lieu of any corresponding expatriate or relocation benefits outlined in the Company’s Expat Policy, so that there is no duplication of benefits.

You acknowledge that the Expatriate Benefits, and any other expatriate allowances and benefits received in connection with the Assignment, are not part of your regular remuneration or compensation for your employment with the Company, and such allowances and benefits will cease immediately upon the cessation of the Assignment for any reason.

If you resign or are terminated for cause (as defined below) prior to the Start Date, you may be required to repay any amounts paid or reimbursed to you in advance, and you agree that the Company may deduct such amounts from any amounts due to you. If you resign (other than due to a Qualified Retirement (as defined below)) or are terminated for cause before the three (3) year anniversary of your Start Date, you will be required to repay, on a pro-rata basis, all relocation costs borne by the Company as set forth on Exhibit A hereto under the heading “One-Time Benefits,” and you agree that the Company may deduct such amounts from any amounts due to you.

For purposes of this Assignment Letter, “cause” means your: (i) material failure to perform satisfactorily the duties reasonably required of you by the Company; (ii) material violation of any law, rule, regulation, court order or regulatory directive (other than traffic violations, misdemeanors or other minor offenses); (iii) material breach of the Company’s business conduct or ethics code or of any fiduciary duty or nondisclosure, non-solicitation, non-competition or similar obligation owed to the Company or any affiliate or a material breach of a material agreements between the you and the Company; (iv) engaging in any act or practice that involves personal dishonesty or demonstrates a willful and continuing disregard for the best interests of the Company and its affiliates; (v) engaging in dishonorable or disruptive behavior, or practices or acts which would be reasonably expected to harm or bring disrepute to the Company or any of its affiliates, their business or any of their customers, employees or vendors; or (vi) any act by you or your accompanying family members resulting in the cancellation or non-renewal of your work pass.

For purposes of this Assignment Letter, “Qualified Retirement” means: any resignation from your employment and service occurring at or after age 60 with five (5) years or more of continuous service to the Company and its affiliates, or at or after age 55 with fifteen (15) years or more of continuous service to the Company and its affiliates. For the avoidance of doubt, a termination for cause shall not satisfy the conditions of a Qualified Retirement.

4.2    Immigration Services

The Company will assist with and reimburse/pay the expenses of obtaining (i) passports and the requisite residential visas for you and your spouse who will be living in the Host Country with you and (ii) the requisite work pass for this Assignment for you, in each case in accordance with the Company’s Expat Policy. For the avoidance of doubt, such assistance shall not extend to application for any work pass or related visa for other accompanying family member(s) or domestic staff.

4.3    Import/Customs Duties

If any duties are assessed on your goods in connection with your relocation to the Host Country, the Company or its affiliate will pay any expenses levied on normal personal and household goods and effects in accordance with the Company’s Expat Policy. Duties on an excessive quantity of goods (i.e., in excess of the allowance set forth on Exhibit A) or on luxury items will be your responsibility.

5.TAXES
5.1Tax Equalization

You will be eligible for tax equalization during your Assignment. Under tax equalization, you will be responsible for a hypothetical tax liability (e.g., federal, state and local taxes, as applicable), which will be calculated and deducted from each paycheck. The intent of the tax equalization is that your ultimate tax liability will be similar to that which you would have paid in your Home Country had you not received Assignment-related compensation or special tax considerations. Each year, a final tax equalization calculation will be prepared to settle your Assignment tax obligations.

5.2Tax Services

The Company will retain the services of a tax services consultant to provide you with tax briefing in both the Home Country and Host Country at the commencement and cessation of your Assignment. The external tax consultant will also assist you with the preparation and filing of your Home Country and Host Country tax returns as required during the assignment. You will be responsible for providing the required information to the external tax consultant upon request, to enable them to assist with the preparation and filing of the tax documents on a timely basis.

5.3Tax Withholding

You acknowledge that if that you leave the Company or upon your relocation outside Singapore, the Company will be obliged to withhold all amounts due to you pending your Singapore tax clearance.

6.OTHER TERMS AND CONDITIONS

6.1Early Termination of Your Assignment

Your Assignment may be terminated by either you or the Company.

If you resign (other than due to a Qualified Retirement) or are terminated for cause, you will be responsible for all arrangements and costs associated with such termination, including relocation and assuming responsibility for the remaining costs on your housing lease in the Host Country (if applicable). Furthermore, you may be required to repay any amounts paid or reimbursed to you by the Company in connection with your Assignment to the Host Country, as set forth in Section 4.1.

In the event of the termination of the Assignment by the Company without cause or by you upon your Qualified Retirement, the Company will arrange for repatriation assistance for you, in accordance with the Company’s Expat Policy.

If you are made redundant during your Assignment, subject to applicable law, the Company will follow Home Country redundancy terms prevailing at the time of redundancy.

6.2Completion of Your Assignment

Unless your Assignment is terminated in accordance with Section 6.1 or unless otherwise agreed, upon the completion of your Assignment to the Host Country (including any extensions thereof), you will return to the U.S. The Company, Hormel Singapore, and you may also agree to localization of your employment after the completion of the Assignment, or another assignment to another Company subsidiary.

If you return to the Company’s offices in the U.S. or are assigned to another Company subsidiary, the Company will provide you with repatriation assistance, in accordance with the Company’s Expat Policy. Prior to the successful conclusion of your Assignment, you may be contacted to be considered for new opportunities with the Company which may determine the exact location of your repatriation.

6.3Data Protection

To the extent that it is reasonably necessary in connection with your employment or the business of the Company, Hormel Singapore and any affiliate, personal data relating to you and your employment with the Company or the Assignment may be:

(i)    collected and held (in hard copy and computer readable form), processed and retained by the Company, Hormel Singapore or any associated company;

(ii)    disclosed or transferred to other employees of the Company and Hormel Singapore, service providers of the Company and Hormel Singapore (such as insurers, bankers and administrators of benefit schemes) in connection for various human resources management purposes (including, without limitation, any associated company and their employees, any other persons as may be reasonably necessary), and as otherwise required or permitted by law and such data transfers may be to countries which do not have the same level of protection as Singapore; and

(iii)    used by the Company and Hormel Singapore for such purposes as may be set out in the policies and procedures of the Company and Hormel Singapore.

The purposes for which the Company or any of its associated companies may collect personal data include but are not limited to provision of benefits, compensation and payroll, performance appraisals, promotion and career development activities, filing tax returns and review of employment decisions. The Company or any of its associated companies may also disclose your personal data in connection with internal investigations, at the request of regulators or any court of competent jurisdiction in connection with proceeding involving the Company or its associated companies.

By signing and returning a duplicate of this Agreement you confirm your consent to such disclosures and transfers.

6.4 Local Laws and Policies and U.S. Tax Law

You must comply with all Singapore laws and regulations applicable to your employment and generally in Singapore.

To the extent Hormel Singapore has adopted, or in the future may adopt, local employment policies, it is a condition of your employment that you comply with such policies for the duration of your Assignment.

Subject to Singapore law, in the event of any conflict between you and the Company, all employment disputes shall be handled in accordance with the terms of your employment with the Company.

It is intended that all payments made pursuant to this Assignment Letter be exempt from Section 409A of the U.S. Internal Revenue Code (“Section 409A”) or otherwise comply with Section 409A, and this Assignment Letter shall be interpreted and administered in a manner consistent with this intent. If any reimbursements (if any) or in-kind benefits provided by the Company pursuant to this Assignment Letter would constitute deferred compensation under Section 409A, such reimbursements or in-kind benefits will be subject to the following rules: (i) the amounts eligible for reimbursement, or the in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year; (ii) any reimbursement of an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to an in-kind benefit or reimbursement is not subject to liquidation or exchange for cash or another benefit.

7.ACCEPTANCE

Finally, with respect to all of the above terms, the arrangements are based upon the assumption of your continued good performance and commitment to the growth and success of the Company. During the period while you are on Assignment, your employment with the Company continues to be at will.

If you are in agreement with the terms and conditions set out in this Assignment Letter, please indicate your acceptance of the assignment as outlined above and return a signed copy to me for records within seven (7) days of receipt hereof.

On behalf of Hormel Foods Corporation, congratulations on your Assignment to Singapore, and thank you for your commitment to the continued success of the Company and its subsidiaries in Asia and throughout the world.

Yours sincerely,

/s/ Jeffrey M. Ettinger Jeffrey M. Ettinger Interim Chief Executive Officer

CONFIRMATION OF ACCEPTANCE

I hereby acknowledge that I have read and fully understand this Assignment Letter and accept the terms for my Assignment as outlined in this letter.

Name:     Swen Neufeldt

Signed:    /s/ Swen Neufeldt
Date:    June 9, 2026

Exhibit A

EXPATRIATE BENEFITS

One-Time Benefits

Pre-Assignment Trip

You (and your spouse, if applicable) will be entitled to visit the Host Country prior to your Assignment. The visit will be a maximum of six (6) days, including travel time. The primary purpose of the visit is for you to arrange for Host Country housing. The Company will reimburse/pay the expenses for the pre-Assignment trip, in accordance with the Company’s Expat Policy.

Shipment and Storage of Household Goods

In connection with your Assignment to the Host Country, the Company will assist with making arrangements for the packing, moving, unpacking, and storage of your household goods, furnishings, and personal effects. Your Company relocation representative will provide more information, including any shipment or storage exclusions, and other pertinent details.

The shipment of your household goods to the Host Country will be insured for the full value you declare on a “valued inventory” of the items shipped. If no inventory is prepared and forwarded to Company HR prior to the shipment, no insurance will be provided. You should carry a copy of the “valued inventory” to declare the shipment at customs upon entering the Host Country, and a copy should also accompany the shipment.

Your one-time allowance for the shipment and/or storage of your household goods, furnishings, and personal effects will be up to $25,000 USD (or, if lesser, a maximum of 13,000 pounds of household goods, furnishings, and personal effects). The amount will be paid directly to the applicable relocation vendors by the Company. Any additional storage or shipment expenses incurred beyond this allowance will be your responsibility.

Expatriate Relocation Allowance

On or as soon as reasonably practicable following your Start Date, you will be provided with a one-time, upfront cash relocation payment equal to $20,000 USD (less applicable taxes and withholdings). This payment is intended to cover a variety of expenses associated with your relocation which are not reimbursable on an itemized basis (including, for example and without limitation, the purchase of new electronics or small appliances compatible with the Host Country’s electrical systems, the costs of obtaining an international drivers’ license, home cleaning fees, and the like).

Home Sale Assistance

You will be entitled to the reimbursement of expenses incurred in connection with the sale of your home in Austin, Minnesota (including, without limitation, agent and title transfer fees). This amount will be grossed-up to offset applicable taxes and withholdings; provided that, if the total amount of reimbursable expenses incurred in connection with the sale of your home exceeds $100,000 USD, there will be no gross-up on the reimbursable expenses in excess of $100,000 USD.

Until the earlier to occur of (i) the one-year anniversary of your Start Date, and (ii) the date of the sale of your home in Austin, Minnesota, you will be entitled to reimbursement for reasonable property management expenses for your home in Austin, Minnesota, not to exceed an aggregate of $15,000 USD (less applicable taxes and withholdings).

Benefits Provided Throughout the Term of the Assignment

Host Country Automobile

During your Assignment, the Company will provide you with a company automobile (or driver service if it is not reasonable for you to drive in Singapore). The make and model of the vehicle will be determined by the Company or its affiliate. The Company will pay all operating costs for the vehicle. The annual taxable value of the vehicle will be imputed as taxable income to you.

Host Country Housing Allowance

During your Assignment, you will be provided with a housing allowance of $120,000 USD per year ($10,000 USD per month), of which you will be responsible for $29,444 USD and the Company will be responsible for $90,566 USD. Your portion of the housing allowance will be contributed via payroll deduction, in accordance with applicable Company payroll practices.

You should not execute a lease for Host Country housing without prior approval from the Company, as it may be more practical for the Company or Hormel Singapore to be named as the leaseholder. After a lease has been executed, certain information will need to be provided to the Company (including a copy of the lease, a description of the premises, and the estimated cost of any utilities).

Utilities and Other Special Expenses

The Company will reimburse reasonable expenses for the following utilities at your Host Country primary residence:

1.Heating;
2.Water (including water rates);
3.Sewage;
4.Electricity;
5.Gas;
6.Fuel-oil;
7.Trash removal; and
8.Telephone installation costs if connection does not already exist (the cost of extra extensions and telephone usage will be your responsibility).

The following special expenses may be reimbursed when reasonably required at your Host Country primary residence and pre-approved by the Company:

1.Alarm/security service;
2.Fire escape ladders;
3.Fire/smoke detectors;
4.Fire extinguishers;
5.Guard service;
6.Building maintenance;
7.Garage for car;
8.Parking permit for street;
9.Pest Control; and
10.Real estate taxes (property and renter’s).

Other expenses are generally not eligible for reimbursement, unless pre-approved by the Company.

Cost of Living Adjustment Payments

During the term of your Assignment, the Company will provide cost-of-living adjustment payments, in an initial annualized amount of $56,103 USD, paid in substantially equal installments in accordance with the Company’s payroll practices and procedures. This amount is subject to further adjustment based on changes in the cost of living in your Home Country and the Host Country.

Insurance

The Company will provide you with $10,000 USD of personal property insurance on personal property in the Host Country and $300,000 USD of personal liability insurance in the Host Country.

Emergencies and Unforeseen Circumstances

The Company may provide additional benefits to expatriates in certain emergencies and unforeseen circumstances (e.g., death, critical illness, injuries/illness for which care is unavailable in the Host Country, marital separation or divorce, emergency evacuations due to civil unrest or natural disasters), in accordance with the Company’s Expat Policy. For more information, please consult a Company HR representative.

Repatriation Benefits

Upon the conclusion of your Assignment (other than due to a termination by the Company for cause, or your voluntary resignation), you may be provided with additional benefits to assist with your return to your Home Country or a third country. Such benefits will be in accordance with the Company’s Expat Policy, or on such other terms as may be agreed by you and the Company prior to such repatriation.